Exhibit 4.3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (THE “DEPOSITORY”) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CDS & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITORY IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY OR ITS NOMINEES IN CUSTODY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MAY 15, 2020 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

No. 1	C$300,000,000

CUSIP No: 92343VFH2

ISIN No: CA92343VFH20

Verizon Communications Inc.

3.625% Notes due 2050

Verizon Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to CDS & Co., or registered assigns, the principal sum of Three Hundred Million CAD (C$300,000,000) on May 16, 2050, and to pay interest on said principal sum from May 15, 2020, or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually in arrears on May 16 and November 16 in each year, commencing November 16, 2020, at the rate of 3.625% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The interest installment so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture hereinafter referred to, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the May 2 or November 2, as the case may be (whether or not a Business Day), next preceding such interest payment date. However, interest that the Company pays on the maturity date shall be payable to the person to whom the principal hereof shall be payable. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such regular record date, and may be paid to the person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities as provided in the Indenture, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. If interest or principal is payable on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after such due date to the date of such payment on the next succeeding Business Day.

For a full semi-annual interest period, interest on this Debt Security will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual interest period, interest on this Debt Security will be computed on the basis of a 365-day year and the actual number of days in such interest period.

The principal of and the interest on this Debt Security shall be payable at the office or agency of the Company maintained for that purpose in the City of Toronto, Ontario, Canada, in Canadian Dollars, the legal currency of Canada (“CAD”); provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. This Debt Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Sub-Authenticating Agent and Security Registrar.

If CAD is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Debt Securities will be made in Dollars until CAD is again available to the Company. The amount payable on any date in CAD will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest Dollar/CAD exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion.

Any payment in respect of the Debt Securities so made in Dollars will not constitute an Event of Default under the Debt Securities or the Indenture. Neither the Trustee nor any Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Solely for the purposes of disclosure under the Interest Act (Canada), whenever interest to be paid hereunder or in connection herewith is to be calculated on the basis of a year of 360 days consisting of twelve 30-day months, the yearly rate of interest to which the rate used in such calculation is equivalent during any particular period is the rate so used multiplied by a fraction of which:

i.	the numerator is the product of:

a.	the actual number of days in the calendar year in which such period ends, and

b.	the sum of (A) the product of (x) 30 and (y) the number of complete months elapsed in the relevant period and (B) the number of days elapsed in any incomplete month in the relevant period, and

ii.	the denominator is the product of 360 and the actual number of days in the relevant period.

As used herein, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York, State of New York, United States of America, or Toronto, Ontario, Canada.

The provisions of this Debt Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: May 15, 2020

VERIZON COMMUNICATIONS INC.

By:
Name:	Scott Krohn
Title:	Senior Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

BNY Trust Company of Canada as Sub-Authenticating Agent and Security Registrar

By:
Authorized Signatory

Dated: May 15, 2020

(FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000, duly executed and delivered by the Company (as successor in interest to Verizon Global Funding Corp.) and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (the “Debt Securities”) unlimited in aggregate principal amount.

BNY Trust Company of Canada will initially act as Paying Agent, Security Registrar, transfer agent and Sub-Authenticating Agent with respect to the Debt Securities. The Company may change any Paying Agent, Security Registrar or transfer agent in accordance with the terms of the Indenture and any agreement pursuant to which such Paying Agent, Security Registrar or transfer agent was appointed. The Trustee may change any Authenticating Agent or Sub-Authenticating Agent in accordance with the terms of the Indenture.

Beneficial interests in this global Debt Security may be held in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess of C$2,000. This global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it will discontinue the eligibility of the Debt Securities on deposit or cease to hold a global certificate in respect of the Debt Securities, with or without cause, (ii) at any time such Depository ceases to be a recognized clearing agency under applicable law, and a successor depository is not appointed by the Company, or (iii) the Company gives the Depository notice that the Company is unable or unwilling to continue to have the Depository hold the Debt Security as book-entry only or that the Company desires to or have process an entitlement requiring a withdrawal of the Debt Security and instruct the Trustee that this global Debt Security is exchangeable for Debt Securities in certificated form. To the extent that this global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Depository shall direct. Debt Securities represented by this global Debt Security that may be exchanged for Debt Securities in definitive form under the circumstances described in this paragraph will be exchangeable only for Debt Securities in definitive form issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess of C$2,000. Notwithstanding any other provision herein, this global Debt Security may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

In case an Event of Default with respect to the Debt Securities shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debt Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons.

The Debt Securities shall be in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess of C$2,000. Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of Toronto, Ontario Canada, initially designated to be the corporate trust office of BNY Trust Company of Canada, as Paying Agent, as Security Registrar and as transfer agent, located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6, Canada, and at such additional offices or agencies as the Company may designate, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

All payments of principal, interest and premium (if any) in respect of the Debt Securities by the Company or a Paying Agent on the Company’s behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, the Company shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i)

any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Debt Security) between the holder or the beneficial owner of such Debt Security and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)

any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Debt Security being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by the Company or a Paying Agent from payments in respect of such Debt Security;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)

any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)

any Tax that would not have been imposed, withheld or deducted but for the presentation of such Debt Security for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Debt Security for payment on the last date of such period of 30 days;

(vii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Debt Securities) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x)

any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the holder or beneficial owner of a Debt Security include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, the Company will not pay additional amounts to the holder of a Debt Security if such holder or the beneficial owner of such Debt Security is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Debt Security is not the sole beneficial owner of such Debt Security, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of subparagraphs (i)-(xi) above and the paragraph immediately preceding subparagraph (i), the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the direct or indirect partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

The Debt Securities may be redeemed at the Company’s option, in whole but not in part, at any time on giving not less than 30 nor more than 90 days’ notice to the holders given as provided in the Indenture (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount of the Debt Securities being redeemed, plus accrued and unpaid interest on the principal amount of the Debt Securities being redeemed to, but excluding, the date of redemption, if:

(i)

the Company has or will become obliged to pay additional amounts with respect to the Debt Securities as provided or referred to in subparagraphs (i)-(xi) above and each of the paragraphs immediately preceding and immediately following such subparagraphs as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such Debt Securities; or

(ii)

on or after the issue date of the Debt Securities, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that the Company will become obliged to pay additional amounts with respect to the Debt Securities; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall have delivered to the Trustee a certificate signed by one of the Company’s officers stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of the Company’s choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 30 nor more than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of the Debt Securities were then due.

The Debt Securities may be redeemed on not less than 10 nor more than 60 days’ prior notice given as provided in the Indenture, in whole or from time to time in part, at the option of the Company, (i) at any time prior to November 16, 2049 (the “par call date”), at a redemption price equal to the greater of (x) 100% of the principal amount of the Debt Securities being redeemed, or (y) the Canada Yield Price, and (ii) at any time on or after the par call date, at a redemption price equal to 100% of the principal amount of the Debt Securities being redeemed, plus, in each case, accrued and unpaid interest on the principal amount of the Debt Securities being redeemed to, but excluding, the date of redemption.

“Canada Yield Price” means the price, in respect of the principal amount of the Debt Securities to be redeemed, calculated by the Company as of the third Business Day prior to the redemption date of the Debt Securities, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Debt Securities to be redeemed from the redemption date to the par call date, as if redeemed on the par call date, using as a discount rate the sum of the Government of Canada Yield on such Business Day plus 65 basis points.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by the Company, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in CAD in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the par call date.

If less than all of the Debt Securities are to be redeemed, the Debt Securities to be redeemed will be selected according to the Depository’s procedures, in the case of Debt Securities represented by a global security, or by the Trustee by such method as the Trustee considers fair and appropriate, in the case of Debt Securities, if any, that are not represented by a global security. If any Debt Security is to be redeemed in part, such Debt Security must be redeemed in a minimum principal amount of C$2,000 and integral multiples of C$1,000 in principal amount in excess thereof; provided that the unredeemed portion of any Debt Security must be an authorized denomination. Payment of the redemption price, together with accrued interest (if any) to, but excluding, the redemption date for a Debt Security for which a redemption notice has been delivered is conditioned upon delivery of such Debt Security to an office or agency of the Company maintained for that purpose; provided, however, that delivery of any such Debt Security represented by a global security shall not be required prior to payment if the Company so determines in its sole discretion. Payment of the redemption price for a Debt Security (or portion thereof to be redeemed), together with accrued interest to, but excluding, the redemption date, will be made on the later of the redemption date or promptly following the time of delivery of such Debt Security, which, in the case of Toronto, Ontario, Canada, shall initially be at the corporate trust office of BNY Trust Company of Canada, as Paying Agent, located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6, and at such additional offices or agencies as the Company may designate, at any time (whether prior to, on or after the redemption date).

In the event of redemption of this Debt Security in part only, a new Debt Security of like tenor for the unredeemed portion hereof and otherwise having the same terms as this Debt Security shall be issued in the name of the holder hereof upon the presentation and surrender hereof.

As provided in the Indenture and subject to certain limitations therein and herein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in the City of Toronto, Ontario Canada, initially designated to be the corporate trust office of BNY Trust Company of Canada, as Paying Agent, as Security Registrar and as Transfer Agent, located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6, Canada and at such additional offices or agencies as the Company may designate, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any Paying Agent, any transfer agent and any Security Registrar for the Debt Securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the Debt Securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any transfer agent nor any Security Registrar for the Debt Securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Depository by acceptance of this global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.